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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

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Six Months ended June 30, 1996
- ------------------------------
(in thousands)
1.    Income before income taxes and equity in undistributed income
      of subsidiaries................................................................................   $ 29,565

2.    Fixed charges - interest expense, amortization of income of debt issuance costs and
      one-third of rental expenses, net from subleases...............................................     58,246
                                                                                                        --------
3.    Income before taxes and equity in undistributed income of
      subsidiaries, plus fixed charges...............................................................   $ 87,811
                                                                                                        ========

4.    Ratio of earnings (as defined) to fixed charges (line 3/line 2)................................       1.51x
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